Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

March 31, 2010

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$4,292,360.02	$29,703,802.86
Capital Sub-Account	$2,500,313.79	$1,598,754.82
Overcollateralization Sub-Account	$457,520.53	$0.00
Reserve Sub-Account	$1.48	$0.00

REP Deposit Account* $5,003,733.60

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.